Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of November 2021, by and between DYADIC INTERNATIONAL, INC., a Delaware corporation, with its principal place of business at 140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida 33477 (the “Company”), and JOSEPH HAZELTON (“Employee”) (the Company and Employee are sometimes hereinafter collectively referred to as the “parties” and individually as a “party.” Certain capitalized terms used in this Agreement are defined in Article VII hereof).

RECITALS:

WHEREAS, Employee will be employed by the Company as its Chief Business Officer (“CBO”) as of November 9, 2021 (“Employment Start Date”); and

WHEREAS, the Company wishes to assure itself of the services of Employee for the period provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

ARTICLE I

EMPLOYMENT RELATIONSHIP

1.1         Recitals. The Recitals to this Agreement are hereby incorporated herein and made a part hereof.

1.2         Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Employee to serve as the Company’s Chief Business Officer (hereafter “CBO”) and Employee hereby accepts such employment and agrees to perform all of his assigned duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner, and in compliance with the Company’s Code of Business Conduct and Ethics, a copy of which appears on the Company’s website and under the Employee Handbook which has been provided to Employee.

1.3         Duties; Reporting Authority. Employee shall have the normal and customary duties, responsibilities and authority of a Person holding the title and job description set forth in Section 1.2 hereof, and in addition certain other duties including corporate strategy, market research and overseeing regulatory and legal functions. Employee shall perform such other duties on behalf of the Company, as may be assigned to him by the Chief Executive Officer (“CEO”) of the Company, or by the Company’s Board of Directors (the “Board”). In connection with Employee’s performance of his duties, he shall report to the CEO of the Company.

1.4         Exclusive Employment. While employed by the Company, Employee agrees to devote his entire business time, energy, attention and skill to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity) and use his good faith best efforts to promote the interests of the Company. The foregoing shall not be construed as prohibiting Employee from spending such time as may be reasonably necessary to attend to his investments and personal and other affairs, so long as such activities do not conflict or interfere with Employee’s obligations and/or timely performance of his duties to the Company hereunder.

1.5         Employee Representations. Employee hereby represents and warrants to the Company that:

(a)         the execution, delivery and performance by Employee of this Agreement and any other agreements contemplated hereby to which Employee is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound;

(b)         Employee is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other Person (or if a party to such an agreement, Employee has disclosed the material terms thereof to the Company prior to the execution hereof and promptly after the date hereof shall deliver a copy of such agreement to the Company); and

(c)         Employee hereby acknowledges and represents that he has consulted with, or had the opportunity to consult with, independent legal counsel regarding his rights and obligations under this Agreement and fully understands the terms and conditions contained herein.

1.6         Indemnification.

(a)         By Employee. Employee shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, judgments, costs, expenses, or liabilities incurred by the Company arising out of or in connection with the breach of any representation or warranty of Employee contained in Articles 1.5, Article IV and Article 6.1 this Agreement.

(b)         By the Company. The Company shall indemnify and hold Employee harmless from and against any and all claims, demands, losses, judgments, costs, expenses, or liabilities incurred by Employee arising out of or in connection with the Employee’s employment by the Company to the fullest extent permitted by applicable law and the by-laws of the Company.

ARTICLE II

PERIOD OF EMPLOYMENT

2.1         Employment Period. Employee shall be a new employee of the Company and shall continue to be an employee of the Company in accordance with the terms of this Agreement until the date fixed by the provisions of Section 2.2 hereof, subject to the early termination provisions of Article V hereof (the “Employment Period”). Upon expiration of the Employment Period, the Employee shall be a regular at-will employee of the Company in accordance with the general employment policies and practices of the Company.

2.2         Term of Employment Period. The Employment Period shall begin on the Employment Start Date and shall continue until terminated as provided herein. The Employment Period shall renew daily such that the remaining unexpired term of the Agreement shall be twelve (12) months, until the date that the Company or Employee provides the other with notice of non-renewal.

ARTICLE III

COMPENSATION

3.1         Annual Base Compensation. The Company shall pay to Employee an annual base salary (the “Annual Base Compensation”) in the amount of $240,000. The Annual Base Compensation shall be paid in regular installments in accordance with the Company’s general payroll practices, and shall be subject to the payment by the Company of all required federal, state and local withholding taxes. Employee’s Annual Base Compensation shall be reviewed by the Company’s CEO and the Compensation Committee of the Board (the “Compensation Committee”) at least annually.

3.2         Potential Annual Target Bonuses. In respect of each calendar year falling within the Employment Period, Employee shall be eligible to earn an annual bonus, at the sole discretion of the Compensation Committee, 50% based on the results of operations of the Company, and 50% based on Employee’s achievement of individual goals and objectives, up to thirty percent (30%) of Employee’s Annual Base Compensation for that calendar year (the “Potential Annual Target Bonus”), provided, however that there shall be no obligation on the part of the Company to pay Employee any bonus. The amount of the Potential Annual Target Bonus, if any, which is earned by Employee (the “Bonusable Amount”) shall be paid by the Company to Employee following the close of the Company’s calendar year consistent with the timing of similar bonus payments being made to other executives of the Company for such year, provided that, except as otherwise determined by the Company’s Compensation Committee in its absolute discretion, Employee will not be entitled to be paid any earned bonus following the close of the company’s calendar year in the event of any subsequent termination of employment after the calendar year close and before the payment date. In the absolute discretion of the Company’s Compensation Committee, Employee may be entitled to receive an additional discretionary bonus, as and if the Company shall determine from time to time. Any Bonusable Amount due to Employee hereunder will be payable not later than seventy five (75) days after the close of the fiscal year for which the bonus was earned, in accord with the short-term deferral exemption of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, each as amended ("Sec. 409A").

For calendar year 2021, the Employees Potential Annual Target Bonus is $12,000.

3.3         Performance Stock Option. Effective upon the Employment Start Date, Employee will be granted a stock option to purchase 75,000 shares of the Company’s common stock (the “Performance Option”) pursuant to the Company’s 2021 Equity Incentive Award Plan (the “Plan”) at an exercise price equal to the closing market price of the common stock on the Employment Start Date. The term of the Performance Option will be 10 years from the grant date, subject to forfeiture or earlier expiration in the event of the termination of Employee’s services to the Company or as otherwise provided by the Plan. Employee’s Performance Option will be vested and exercisable upon fulfilling the total performance achievements as provided below:

Company’s receipt of cash upon closing of the transactions that Employee initiated, brought in and negotiated the terms and conditions of a license, joint venture or other collaboration for development of Company technology with the intent to commercialize and/or a license agreement that generates to the Company a cumulative ten million US dollars ($10,000,000) in non-refundable cash, within three years of Employment Start Date.

3.4         Stock Option Grant. Employee shall have the opportunity to be awarded annual incentive stock options (the “Annual Option”). The exercise price per share of the Annual Option will be equal to the fair market value per share of the Company’s common stock on the date the Annual Option is granted. The term of the Annual Option will be 10 years from the grant date, subject to earlier expiration in the event of the termination of Employee’s services to the Company or as otherwise provided by the Plan. The Annual Option will vest and become exercisable at the rate of 1/4th of the total number of Annual Option shares on each anniversary of the grant date of Annual Option, subject to Employee’s continuous service with the Company through each vesting date. Employee has received a copy of the Plan and acknowledges the terms and conditions thereof.

For calendar year 2021, Employee will be eligible for 12,500 shares of shares of the Company’s common stock as Employee’s Annual Option grant for such year.

3.5         Expenses. During the Employment Period, Employee shall be entitled to reimbursement of all travel, entertainment and other business expenses reasonably incurred in the performance of his duties for the Company, upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof, in accordance with the business expense reimbursement policies adopted by the Company from time to time. Any such reimbursement that would constitute nonqualified deferred compensation subject to Sec. 409A shall be subject to the following additional rules: (a) no reimbursement of any such expense shall affect Employee’s right to reimbursement of any other such expense in any other taxable year, (b) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred, and (c) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.6         Vacation. In respect of each calendar year falling within the Employment Period, Employee shall be entitled to three weeks of paid vacation, which shall be prorated for partial calendar years, or if greater, the number of weeks of vacation proscribed by the vacation policies of the Company then in effect from time to time, provided that unused vacation may be used by Employee in the following calendar year only in accordance with and as permitted by the Company’s then current vacation policies in effect from time to time.

3.7         Other Fringe Benefits. During the Employment Period, if, as and when they are being provided to other employees of the Company holding positions with the Company comparable to Employee’s position, Employee shall also be entitled to receive the same fringe benefits offered to such employees including, but not limited to, health insurance benefits, disability benefits and retirement benefits.

3.8         Other Incentive Compensation. Employee shall be eligible to participate during the Employment Period in such incentive plans, stock option plans, stock purchase plans and any other long-term compensation plans, programs or arrangements which may be adopted by the Company and applicable to Employee as determined by the Company’s Compensation Committee, in its sole discretion.

ARTICLE IV

COVENANTS OF EMPLOYEE

4.1         Proprietary Rights. Employee hereby expressly agrees that all research, Biological Materials, discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or unpatentable, and whether or not reduced to writing), trade secrets (being information about the business of the Company which is considered by the Company to be confidential and is proprietary to the Company) and confidential information, copyrightable works, and similar and related information (in whatever form or medium), which (x) either (i) relate to the Company’s actual or anticipated business, research and development or existing or future products or services or (ii) result from any work performed by Employee for the Company and (y) are conceived, developed, made or contributed to in whole or in part by Employee during the Employment Period (“Work Product”) shall be and remain the sole and exclusive property of the Company. Employee shall communicate promptly and fully all Work Product to the Company.

(a)         Work Made for Hire. Employee acknowledges that, unless otherwise agreed in writing by the Company, all Work Product eligible for any form of copyright protection made or contributed to in whole or in part by Employee within the scope of Employee’s employment by the Company during the Employment Period shall be deemed a “work made for hire” under the copyright laws and shall be owned exclusively by the Company.

(b)         Assignment of Proprietary Rights. Employee hereby assigns, transfers and conveys to the Company, and shall assign, transfer and convey to the Company, all right, title and interest in and to all inventions, ideas, improvements, designs, processes, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries and other proprietary assets and proprietary rights in and of the Work Product (the “Proprietary Rights”) for the Company’s exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof, which shall enjoy exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof.

(c)         Further Instruments. At the request of the Company, at all times during the Employment Period and thereafter, Employee will promptly and fully assist the Company as the case may be) in effecting the purpose of the foregoing assignment, including but not limited to the further acts of executing any and all documents necessary to secure for the Company such Proprietary Rights and other rights to all Work Product and all confidential information related thereto, providing cooperation and giving testimony.

(d)         Inapplicability of Section 4.1 In Certain Circumstances. The Company expressly acknowledges and agrees that, and Employee is hereby advised that, this Section 4.1 does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (i) the invention relates to the business of the Company or to the Company’s actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Employee for the Company.

Pursuant to 18 U.S.C. § 1833(b) (added by the Defend Trade Secrets Act of 2016), Employee understands that Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Employee understands that if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding if Employee (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement shall prohibit or restrict Employee from making disclosure of information or documents under any applicable whistleblower laws or reporting potential violations of laws or regulations to any governmental agency or legislative body.

4.2         Ownership and Covenant to Return Documents. Employee agrees that all Work Product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company, either furnished to Employee by the Company or prepared, compiled or otherwise acquired by Employee during the Employment Period, shall be the sole and exclusive property of the Company. Employee shall not use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. Employee agrees that he will deliver all of the aforementioned documents and objects that may be in his possession to the Company on the termination of his employment with the Company, or at any other time upon the Company’s request, together with his written certification of compliance with the provisions of this Section 4.2 in the form of Exhibit A to this Agreement in accordance with the provisions of Section 5.3 hereof.

4.3         Non‑Disclosure Covenant. Employee shall not, whether during or after the Employment Period, either directly or indirectly, disclose to any “unauthorized person” or use for the benefit of Employee or any Person other than the Company any Work Product or any knowledge or information which Employee may acquire while employed by the Company relating to (a) the financial, marketing, sales and business plans and affairs, financial statements, analyses, forecasts and projections, books, accounts, records, operating costs and expenses and other financial information of the Company, (b) internal management tools and systems, costing policies and methods, pricing policies and methods and other methods of doing business, of the Company, (c) customers, sales, customer requirements and usages and distributor lists, of the Company, (d) agreements with customers, vendors, independent contractors, employees and others, of the Company, (e) existing and future intellectual property, products or services and product development plans, designs, analyses and reports, of the Company, (f) computer software and databases developed for the Company, trade secrets, research, records of research, models, designs, drawings, technical data and reports of the Company, and (g) correspondence or other private or confidential matters, information or data whether written, oral or electronic, which is proprietary to the Company and not generally known to the public (individually and collectively “Confidential Information”), without the Company’s prior written permission. For purposes of this Section 4.3, the term “unauthorized person” shall mean any Person who is not (i) an officer or director of the Company or an employee of the Company for whom the disclosure of the knowledge or information referred to herein is necessary for his performance of his assigned duties, or (ii) a Person expressly authorized by the Company to receive disclosure of such knowledge or information. The Company expressly acknowledges and agrees that the term “Confidential Information” excludes information which is (A) in the public domain or otherwise generally known to the trade, or (B) disclosed to third parties other than by reason of Employee’s breach of his confidentiality obligations hereunder or (C) learned of by Employee subsequent to the termination of his employment hereunder from any other party not then under an obligation of confidentiality to the Company. Further, Employee covenants to the Company that in Employee’s performance of his duties hereunder, Employee will not violate any confidentiality obligations he may have to any third Persons. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from responding to any inquiry or participating in any investigation or proceeding by any governmental or regulatory authority.

4.4         Non‑Interference Covenants. Employee covenants to the Company that while Employee is employed by the Company hereunder and for the two (2) year period thereafter (the “Non-Interference Period”), he will not, for any reason, directly or indirectly: (a) solicit, hire, or otherwise do any act or thing which may induce any other employee of the Company to leave the employ or otherwise interfere with or adversely affect the relationship (contractual or otherwise) of the Company, with any person who is then or thereafter becomes an employee of the Company; (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any vendor of goods or services to the Company or induce any such vendor to cease doing business with the Company; or (c) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any customer of the Company or induce any such customer to cease doing business with the Company.

4.5         Covenant Not To Compete. Employee expressly acknowledges that (a) Employee’s performance of his services for the Company hereunder will afford him access to and cause him to become highly knowledgeable about the Company’s Confidential Information; (b) the agreements and covenants contained in this Section 4.5 are essential to protect the Confidential Information, business and goodwill of the Company and the restraints on Employee imposed by the provisions of this Section 4.5 are justified by these legitimate business interests of the Company; and (c) Employee’s covenants to the Company set forth in this Section 4.5 are being made both in consideration of the Company’s employment of Employee and other financial benefits of this Agreement. Accordingly, Employee hereby agrees that while Employee is employed by the Company and for the one (1) year period thereafter (the “Non-Competition Period”), Employee shall not, anywhere in the Applicable Territory, directly or indirectly, own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, render services to, or in any other manner whatsoever engage in, any business which is directly competitive with any lines of business actively being engaged in or by the Company, including any therapeutic areas that the Company on its own or in conjunction with its collaborators are actively pursuing related to the development or use of gene expression systems (collectively, “Competitive Activities”). The preceding to the contrary notwithstanding, Employee shall be free to make investments in the publicly traded securities of any corporation, provided that such investments do not amount to more than one percent (1%) of the outstanding securities of any class of such corporation.

4.6         Remedies For Breach. If Employee commits a breach, or threatens to commit a breach, of any of the provisions of this Article IV, the Company shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Article IV specifically enforced by any court having equity jurisdiction, by the entry of temporary, preliminary and permanent injunctions and orders of specific performance, together with an accounting therefor, it being expressly acknowledged and agreed by Employee that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Any such injunction shall be available without the posting of any bond or other security, and Employee hereby consents to the issuance of such injunction. Employee further agrees that any such injunctive relief obtained by the Company shall be in addition to, and not in lieu of, monetary damages and any other remedies to which the Company may be entitled. Further, in the event of an alleged breach or violation by Employee of any of the provisions of Sections 4.3, 4.4 or 4.5 hereof, the Non-Interference Period and/or the Non-Competition Period, as the case may be, shall be tolled until such breach or violation has been cured.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.1         Termination and Triggering Events. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the Employment Period shall terminate upon the occurrence of any of the following events (hereinafter referred to as “Triggering Events”): (a) Employee’s death; (b) Employee’s Total Disability; (c) Employee’s Resignation for Good Reason; (d) Employee’s Resignation without Good Reason; (e) a Termination by the Company for Cause; or (f) a Termination by the Company Without Cause.

5.2         Rights Upon Occurrence of a Triggering Event. Subject to the provisions of Section 5.3 hereof, the rights of the parties upon the occurrence of a Triggering Event shall be as follows:

(a)         Termination by the Company for Cause or Resignation Without Good Reason: If the Triggering Event was a Termination by the Company for Cause or Resignation without Good Reason, Employee shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the date thereof in accordance with the policy of the Company, and to continue to participate in the Company’s health, insurance and disability plans and programs through that date and thereafter, only to the extent permitted under the terms of such plans and programs.

(b)         Death or Total Disability: If the Triggering Event was Employee’s death or Total Disability, Employee (or Employee’s designated beneficiary) shall be entitled to receive Employee’s Annual Base Compensation and accrued but unpaid vacation through the date thereof plus a pro rata portion of Employee’s Potential Annual Target Bonus for the calendar year in which such death or Total Disability occurred (based on the number of days Employee was employed during the applicable calendar year), in accordance with the policy of the Company, and to continue to participate in the Company’s health, insurance and disability plans and programs through the date of termination and thereafter only to the extent permitted under the terms of such plans and programs.

(c)         Termination by Company Without Cause on or before November 9, 2022: If the Triggering Event was a Termination by the Company Without Cause on or before November 9, 2022, Employee shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the date thereof plus, in the reasonable discretion of the Company’s Compensation Committee based upon whether it then appears the Potential Annual Target Bonus for the year would have been earned by Employee had he remained employed by the Company, a pro rata portion of Employee’s Potential Annual Target Bonus for the calendar year in which such Triggering Event occurred (based on the number of days Employee was employed during the applicable calendar year), payable in installments consistent with the Company’s normal payroll practices, and for the three (3) month period following the date of termination of Employee’s employment with the Company (the “Severance Period”), an amount per month equal to one-twelfth (1/12th) of Employee’s Annual Base Compensation on the date of termination in installments consistent with the Company’s normal payroll practices, in each case commencing with the first regular payroll payment date following the termination of the Employment Period (collectively, the “Severance Benefits”), and to continue to participate in the Company’s health, insurance and disability plans and programs for the three (3) month period following the date of termination of Employee’s employment with the company (the “Severance Period”); provided that Employee shall be entitled to receive such Severance Benefits during the Severance Period if (i) Employee has executed and delivered to the Company an effective and irrevocable General Release substantially in form and substance as set forth in Exhibit B to this Agreement within fifty (50) calendar days after his termination date; and (ii) Employee has not breached any of his covenants to the Company set forth in this Agreement. Notwithstanding the term of this Agreement or anything contained herein to the contrary, the duration of the Severance Period as well as the continuation of Employee’s Annual Base Compensation during such Severance Period shall not exceed the amount set forth in this Section 5.2(c). To the extent any payments under this Section 5.2(c) are treated as non-qualified deferred compensation subject to Sec. 409A, if the fifty (50) calendar day period from Employee's termination date through the expiration of any applicable revocation period with respect to the General Release begins in one taxable year and ends in the following taxable year, then payments shall not commence being paid or be paid until the beginning of the second taxable year.

(d)         Termination by Company Without Cause after November 9, 2022: If the Triggering Event was a Termination by the Company Without Cause after November 9, 2022, Employee shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the date thereof plus, in the reasonable discretion of the Company’s Compensation Committee based upon whether it then appears the Potential Annual Target Bonus for the year would have been earned by Employee had he remained employed by the Company, a pro rata portion of Employee’s Potential Annual Target Bonus for the calendar year in which such Triggering Event occurred (based on the number of days Employee was employed during the applicable calendar year), payable in installments consistent with the Company’s normal payroll practices, and for the six (6) month period following the date of termination of Employee’s employment with the Company (the “Severance Period”), an amount per month equal to one-twelfth (1/12th) of Employee’s Annual Base Compensation on the date of termination in installments consistent with the Company’s normal payroll practices, in each case commencing with the first regular payroll payment date following the termination of the Employment Period (collectively, the “Severance Benefits”), and to continue to participate in the Company’s health, insurance and disability plans and programs for the six (6) month period following the date of termination of Employee’s employment with the company (the “Severance Period”); provided that Employee shall be entitled to receive such Severance Benefits during the Severance Period if (i) Employee has executed and delivered to the Company an effective and irrevocable General Release substantially in form and substance as set forth in Exhibit B to this Agreement within fifty (50) calendar days after his termination date; and (ii) Employee has not breached any of his covenants to the Company set forth in this Agreement. Notwithstanding the term of this Agreement or anything contained herein to the contrary, the duration of the Severance Period as well as the continuation of Employee’s Annual Base Compensation during such Severance Period shall not exceed the amount set forth in this Section 5.2(c). To the extent any payments under this Section 5.2(c) are treated as non-qualified deferred compensation subject to Sec. 409A, if the fifty (50) calendar day period from Employee's termination date through the expiration of any applicable revocation period with respect to the General Release begins in one taxable year and ends in the following taxable year, then payments shall not commence being paid or be paid until the beginning of the second taxable year.

(e)         Cessation of Entitlements and Company Right of Offset. Except as otherwise expressly provided herein, all of Employee’s rights to salary, employee benefits, fringe benefits and bonuses hereunder (if any) which would otherwise accrue after the termination of the Employment Period shall cease upon the date of such termination. The Company may offset any loans, cash advances or fixed amounts which Employee owes the Company against any amounts it owes Employee under this Agreement. Notwithstanding anything herein to the contrary, if at the time of Employee’s separation from service, Employee is a “specified employee” as defined below, any and all amounts payable under this Agreement on account of that separation from service that constitute deferred compensation subject to Sec. 409A as determined by the Company in its discretion and that would, but for this provision, be payable within six (6) months following the date of separation, shall instead be paid on the next business day following the expiration of the six (6) month period. Also, for purposes of this Agreement, the phrase “termination of employment” and correlative phrases mean a “separation from service” as defined in Treas. Regs. Sec. 1.409A-1(h) and the term “specified employee” means someone determined by the Company to be a specified employee under Treas. Regs. Sec. 1.409A-1(i). For the avoidance of doubt, any tax liability to which the Employee is subject under Sec. 409A shall be solely Employee’s responsibility. Each payment under this Agreement or any benefit plan of the Company is intended to be treated as one of a series of separate payments for purposes of Sec. 409A and Treas. Regs. Sec. 1.409A-2(b)(2)(iii) (or any similar or successor provisions, including without limitation, any similar state law provisions).

(f) Resignation for Good Reason on or before November 9, 2022. If the triggering event was a Resignation for Good Reason on or before November 9, 2022, Employee shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the date thereof plus, in the reasonable discretion of the Company’s Compensation Committee based upon whether it then appears the Potential Annual Target Bonus for the year would have been earned by Employee had he remained employed by the Company, a pro rata portion of Employee’s Potential Annual Target Bonus for the calendar year in which such Triggering Event occurred (based on the number of days Employee was employed during the applicable calendar year), payable in installments consistent with the Company’s normal payroll practices, and for the three (3) month period following the date of termination of Employee’s employment with the Company (the “Severance Period”), an amount per month equal to one-twelfth (1/12th) of Employee’s Annual Base Compensation on the date of termination in installments consistent with the Company’s normal payroll practices, in each case commencing with the first regular payroll payment date following the termination of the Employment Period (collectively, the “Severance Benefits”) and to continue to participate in the Company’s health, insurance and disability plans and programs for the three (3) month period following the date of termination of Employee’s employment with the company (the “Severance Period”); provided that Employee shall be entitled to receive such Severance Benefits during the Severance Period if (i) Employee has executed and delivered to the Company an effective and irrevocable General Release substantially in form and substance as set forth in Exhibit B to this Agreement within fifty (50) calendar days after his termination date; and (ii) Employee has not breached any of his covenants to the Company set forth in this Agreement. Notwithstanding the term of this Agreement or anything contained herein to the contrary, the duration of the Severance Period as well as the continuation of Employee’s Annual Base Compensation during such Severance Period shall not exceed the amount set forth in this Section 5.2(c). To the extent any payments under this Section 5.2(c) are treated as non-qualified deferred compensation subject to Sec. 409A, if the fifty (50) calendar day period from Employee's termination date through the expiration of any applicable revocation period with respect to the General Release begins in one taxable year and ends in the following taxable year, then payments shall not commence being paid or be paid until the beginning of the second taxable year.

(g) Resignation for Good Reason after November 9, 2022. If the triggering event was a Resignation for Good Reason after November 9, 2022, Employee shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the date thereof plus, in the reasonable discretion of the Company’s Compensation Committee based upon whether it then appears the Potential Annual Target Bonus for the year would have been earned by Employee had he remained employed by the Company, a pro rata portion of Employee’s Potential Annual Target Bonus for the calendar year in which such Triggering Event occurred (based on the number of days Employee was employed during the applicable calendar year), payable in installments consistent with the Company’s normal payroll practices, and for the six (6) month period following the date of termination of Employee’s employment with the Company (the “Severance Period”), an amount per month equal to one-twelfth (1/12th) of Employee’s Annual Base Compensation on the date of termination in installments consistent with the Company’s normal payroll practices, in each case commencing with the first regular payroll payment date following the termination of the Employment Period (collectively, the “Severance Benefits”) and to continue to participate in the Company’s health, insurance and disability plans and programs for the six (6) month period following the date of termination of Employee’s employment with the company (the “Severance Period”); provided that Employee shall be entitled to receive such Severance Benefits during the Severance Period if (i) Employee has executed and delivered to the Company an effective and irrevocable General Release substantially in form and substance as set forth in Exhibit B to this Agreement within fifty (50) calendar days after his termination date; and (ii) Employee has not breached any of his covenants to the Company set forth in this Agreement. Notwithstanding the term of this Agreement or anything contained herein to the contrary, the duration of the Severance Period as well as the continuation of Employee’s Annual Base Compensation during such Severance Period shall not exceed the amount set forth in this Section 5.2(c). To the extent any payments under this Section 5.2(c) are treated as non-qualified deferred compensation subject to Sec. 409A, if the fifty (50) calendar day period from Employee's termination date through the expiration of any applicable revocation period with respect to the General Release begins in one taxable year and ends in the following taxable year, then payments shall not commence being paid or be paid until the beginning of the second taxable year.

5.3         Survival of Certain Obligations and Termination Certificate. The provisions of Articles IV, V, VI and VIII shall survive any termination of the Employment Period, whether by reason of the occurrence of a Triggering Event or the expiration of the Initial Term or any Extension Term. Immediately following the termination of the Employment Period, Employee shall promptly return to the Company all property required to be returned to the Company pursuant to the provisions of Section 4.2 hereof and execute and deliver to the Company the Termination Certificate attached hereto as Exhibit A and by this reference made a part hereof.

ARTICLE VI

ASSIGNMENT

6.1         Prohibition of Assignment by Employee. Employee expressly agrees for himself and on behalf of his executors, administrators and heirs, that this Agreement and his obligations, rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Employee, his executors, administrators or heirs, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder.

6.2         Right of Company to Assign. Except as provided in the next sentence, the rights, but not the obligations of the Company shall be assignable and transferable to any successor‑in‑interest without the consent of Employee. In the instance of a sale of the Company or the sale of all or substantially all of the assets of the Company, this Agreement and the rights and obligations of the Company hereunder may be assigned to the acquiring party without Employee’s consent, and for purposes of this Agreement, such acquirer shall thereafter be deemed to be the Company.

ARTICLE VII

DEFINITIONS

“Biological Materials” means (i) classical or genetically modified strains, micro or other organisms, genes, proteins, peptides, sugars, metabolites, small molecules, enzymes or DNA, vectors, plasmids, promoters, expression cassettes or other genomic tools, assay materials and regulatory filings which are being worked with or on by the Company or which are being worked with or on the Company’s behalf by the Company’s advisors or research and business collaborators, and (ii) fermentation or other manufacturing processes being utilized by the Company, the Company’s research or business collaborators or the Company’s third party manufacturers for research, pilot scale and/or commercial manufacture of biotechnology and other products.

“Person” means an individual, partnership, limited liability company, trust, estate, association, corporation, governmental body or other juridical being.

“Resignation Without Good Reason” means the voluntary termination of employment hereunder by Employee providing the Company with at least thirty (30) days prior written notice of Employee’s intention to terminate the Employment Period.

“Resignation for Good Reason” means the termination of employment hereunder by Employee as a result of any of the following by the Company without Employee’s consent: (i) a material adverse change in Employee’s job duties or reporting relationship; (ii) a material change in Employee’s principal work location requiring relocation of the Employee; or (iii) a material breach of this Agreement; provided that the termination of employment shall not be deemed a Resignation for Good Reason unless and until Employee shall have delivered to the Chief Executive Officer of the Company within thirty (30) days of the occurrence of the event or circumstances resulting in the Resignation for Good Reason a notice including a description of such event or circumstances, and the Company shall have had the opportunity to cure, and shall not have cured, such event or circumstances within the thirty (30) days following the delivery of such notice, and Employee shall have terminated Employee’s employment with the Company upon the expiration thereof.

“Termination by the Company for Cause” means termination by the Company of Employee’s employment, on account of a finding by the Company that Employee has: (i) materially breached this Agreement or any other agreement between Employee and the Company; (ii) engaged in the diversion of corporate opportunity, fraud, embezzlement, theft, commission of a felony or proven dishonesty, in the course of his performance of his services hereunder; or (iii) disclosed trade secrets or other Confidential Information of the Company to Persons not entitled to receive such information; provided that the termination of Employee’s employment hereunder by the Company shall not be deemed a Termination by the Company for Cause unless and until there shall have been delivered to Employee a written notice from an authorized officer of the Company (after reasonable notice (in light of the circumstances surrounding the termination) to and an opportunity for Employee, alone and in person, to have a face-to-face meeting with an authorized officer of the Company) stating that in the good faith opinion of the Company, Employee was guilty of the conduct set forth in one or more of the foregoing clauses.

“Termination by the Company Without Cause” means a termination of Employee’s employment by the Company which is not a Termination by the Company for Cause.

“Total Disability” means Employee’s inability, because of illness, injury or other physical or mental incapacity, to perform his duties hereunder (as determined by the Company in good faith) for a continuous period of ninety (90) consecutive days, or for a total of ninety (90) days within any three hundred sixty (360) consecutive day period, in which case such Total Disability shall be deemed to have occurred on the last day of such ninety (90) day or three hundred sixty (360) day period, as applicable.

ARTICLE VIII

GENERAL

8.1         Notices. All notices under this Agreement shall be in writing and shall be deemed properly sent, (i) when delivered, if by personal service or reputable overnight courier service, or (ii) when received, if sent (x) by certified or registered mail, postage prepaid, return receipt requested, or (y) via facsimile transmission (provided that a hard copy of such notice is sent to the addressee via one of the methods of delivery or mailing set forth above on the same day the facsimile transmission is sent); to (A) Employee at the address of his principal place of residence on file with the Company from time to time and (B) to the Company, as follows:

Dyadic International, Inc.
140 Intracoastal Pointe Drive, Suite 404
Jupiter, Florida 33477
Facsimile (561) 743-8343
Attention: CEO

8.2         Governing Law. This Agreement shall be subject to and governed by the laws of the State of Florida without regard to any choice of law or conflicts of law rules or provisions (whether of the State of Florida or any other jurisdiction), irrespective of the fact that Employee may become a resident of a different state.

8.3         Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Employee and his executors, administrators, personal representatives and heirs.

8.4         Complete Understanding. This Agreement constitutes the complete understanding between the parties hereto with regard to the subject matter hereof, and supersedes any and all prior agreements and understandings relating to the terms of Employee’s employment by the Company which shall, to the extent not inconsistent with the terms and provisions of this Agreement, remain in full force and effect as to any rights and obligations of the parties thereunder in existence prior to the date of this Agreement, provided that, in the event of any inconsistency between the provisions of this Agreement and the provisions of any other agreements between Employee and the Company, or in the event of any inconsistency between the rights and obligations of the parties under this Agreement and the rights and obligations of the parties under any prior agreement, the provisions of this Agreement shall control.

8.5         Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

8.6         Waiver. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. The waiver by Employee of a breach of any provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.

8.7         Venue, Jurisdiction, Etc. Employee hereby agrees that any suit, action or proceeding relating in any way to this Agreement may be brought and enforced in the Circuit Court of Palm Beach County of the State of Florida or in the District Court of the United States of America for the Southern District of Florida, and in either case Employee hereby submits to the jurisdiction of each such court. Employee hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any claim that Employee is not personally subject to the jurisdiction of the above‑named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Employee consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to Employee at his address listed in the business records of the Company. Nothing contained herein shall affect the rights of the Company to bring a suit, action or proceeding in any other appropriate jurisdiction. Employee and the Company do each hereby waive any right to trial by jury he or it may have concerning any matter relating to this Agreement. The parties agree that in the event of the institution of any action at law or in equity by either party to enforce the provisions of this Agreement, the losing party shall pay all of the costs and expenses of the prevailing party, including reasonable legal fees, incurred in connection therewith.

8.8         Severability. If any portion of this Agreement shall be for any reason invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.

8.9         Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

8.10         Counterparts. This Agreement may be executed in counterparts, both of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above-written.

COMPANY:		EMPLOYEE:

DYADIC INTERNATIONAL, INC.

By:	/s/ Mark Emalfarb	/s/Joseph Hazelton
	Name: Mark Emalfarb	Name: Joseph Hazelton
	Title: Chief Executive Officer	Title: Chief Business Officer
Dyadic International Inc.

EXHIBIT A

TERMINATION CERTIFICATE

This is to certify that, except as permitted by the Employment Agreement (as defined below) I do not have in my possession, nor have I failed to return, any software, inventions, designs, works of authorship, copyrightable works, formulas, data, marketing plans, forecasts, product concepts, marketing plans, strategies, forecasts, devices, records, data, notes, reports, proposals, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, patent applications, continuation applications, continuation in‑part applications, divisional applications, other documents or property, or reproductions of any aforementioned items belonging to DYADIC INTERNATIONAL, INC. (the “Company”), or its successors or assigns.

I further certify that I have complied with all the terms of the Employment Agreement dated as of November 1, 2021 between the Company and me (as the same may be amended, restated or otherwise modified, the “Employment Agreement”), relating to the reporting of any Work Product conceived or made by me (solely or jointly with others) covered by the Employment Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Employment Agreement.

I acknowledge that the provisions of the Employment Agreement relating to Confidential Information continue in effect beyond the termination of the Employment Agreement, as set forth therein.

Finally, I further acknowledge that the provisions of the Employment Agreement relating to my (i) anti‑pirating and (ii) non-interference and (iii) non-competition covenants to the Company, also remain in effect following the date of my termination of employment with the Company.

Date:
Employee: Joseph Hazelton

EXHIBIT B

GENERAL RELEASE

I, JOSEPH HAZELTON, in consideration of and subject to the performance by DYADIC INTERNATIONAL, INC., a Delaware corporation (the “Company”), of its material obligations under the Employment Agreement, dated as of November 1, 2021 (as the same may be amended, restated or otherwise modified, the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company, and their direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.

I understand that any payments or benefits paid or granted to me under Section 5.2(c), (d), (f), (g) or (h) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 5.2(c), (d), (f), (g) or (h) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.

Except as provided in paragraph 4 of this General Release, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; Employee Retirement Income Security Act of 1974; any applicable Employee Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, negligent or intentional infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 of this General Release.

4.

I and the Company mutually agree that this General Release does not waive or release any rights or claims that I may have under: (a) the Age Discrimination in Employment Act of 1967, as amended, which arise after the date I execute this General Release; and (b) any agreements to which I and the Company are parties pertaining to any shares or options to purchase shares of capital stock of the Company owned by me. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against any Released Party, or in the event I should seek to recover against any Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.

I agree that if I challenge the validity of this General Release, I will forfeit all unpaid amounts otherwise payable by the Company pursuant to Section 5.2(c), (d), (f), (g) or (h) of the Agreement other than the very first payment due me thereunder, provided that nothing herein contained in this Agreement shall prohibit or bar me from filing a charge, including a challenge to the validity of the Agreement, with the United States Equal Employment Opportunity Commission (“EEOC”), or any state or local fair employment practices agency, or from participating in any investigation, hearing or proceeding conducted by the EEOC, or any state or local fair employment practices agency. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.

I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (“SEC”), the EEOC (or a state or local fair employment practices agency), any self-regulatory organization or governmental entity.

10.

I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments, provided that I shall have no obligation to expend more than one week of my time in connection with the performance of these activities without reasonable recompense, as mutually and reasonably agreed upon by me and the Company. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

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11.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement.

12.

Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ ____, ____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE ______________ _____, _____VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)	THE CHANGES TO THE AGREEMENT SINCE ____________ ___, _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;

(g)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Date:
Employee

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